EXHIBIT 3.1
                                                                     -----------

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            NBOG BANCORPORATION, INC.

                                       I.

     The name of the corporation is NBOG BANCORPORATION, INC.

                                       II.

     Article III of the Articles of Incorporation of the Corporation is hereby amended to add, following the existing text of Article III, the designation of the rights, privileges, preferences, and limitations of the Series A Preferred Stock set forth in Attachment I to these Articles of Amendment.
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                                      III.

     The designation, rights, preferences, and limitations pertaining to the Series A Preferred Stock set forth in Attachment I hereto were duly adopted by
                                      ------------
the Board of Directors of the Corporation by resolution on September 27, 2006, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, which authorize the issuance of up to 10,000,000 shares of preferred stock, and by Section 14-2-602 of the Georgia Business Corporation Code.


                        [Signature follows on next page.]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be the Articles of Incorporation to be signed by its duly authorized officer, this 29th day of September, 2006.


                                        NBOG BANCORPORATION, INC.


                                        By:     /s/ W. Bryan Hendrix
                                                --------------------------------
                                                W. Bryan Hendrix
                                                Chief Financial Officer

                                  ATTACHMENT I
                                  ------------

                            NBOG BANCORPORATION, INC.

                            SERIES A PREFERRED STOCK
                  Relative Rights, Preferences, and Other Terms


     1.     Designation  and  Initial  Number.  The class of shares of preferred
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stock hereby authorized shall be designated the "Series A Preferred Stock."  The initial number of authorized shares of the Series A Preferred Stock shall be 50,000 shares, with no par value.

     2.     Rank.  The Series A Preferred Stock, with respect to dividend rights
            ----
and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the common stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity (as defined in Section 13.b.) with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The Series A Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

     3.     Voting  Rights.  The  Series  A  Preferred Stock shall be non-voting
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except  to  the  extent  required  by  law.

     4.     Dividend  Rights.  The holders of shares of Series A Preferred Stock
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shall  be entitled to a preference in the distribution of dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefor, dividends in a per share amount not less than that to be paid to the holders of the shares of Common Stock (as defined below) prior to the payment of any dividends to the holders of the shares of Common Stock. Such dividends shall be payable quarterly in arrears, commencing on June 30, 2007 (each, a "Dividend Payment Date"). If a Dividend Payment Date is not a Business Day (as defined below), then the dividend that otherwise would have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on the Dividend Payment Date, and no interest or additional dividends or other sums shall accrue or be payable on the amount so payable from the Dividend Payment Date to such next succeeding Business Day. A "Business Day" means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in Gainesville, Georgia are authorized or required by law, regulation or executive order to close. Unless dividends on the Series A Preferred Stock for the then current quarter shall have been or are declared and paid in cash, no dividends shall be declared by the Board of Directors or paid or set apart for payment by the corporation, and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of the corporation's common stock, no par value per share (the "Common Stock"), or shares of any other class or series of the corporation's capital stock ranking, as to dividends, junior to the Series A Preferred Stock, nor shall any shares of Common Stock, or any other shares of the corporation ranking, as to dividends or upon liquidation, junior to, the Series A Preferred Stock, be redeemed, purchased or otherwise acquired for any consideration (nor shall any funds be paid to or made available for a sinking fund for the redemption or retirement, purchase or reduction of any such shares) by the corporation. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the corporation shall have the right to waive the declaration of payment of dividends. If the corporation has not declared a dividend prior to a Dividend Payment Date, such dividend shall be presumed to have been waived by the corporation unless the board of directors of the corporation affirmatively determines otherwise. Any dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

     5.     Liquidation  or  Dissolution.  In  the  event  of  any  voluntary or
            ----------------------------
involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock (as defined in Section 13.c.), the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) a cash redemption price equal to $10.00 per share (the "Stated Value" of such shares) plus all accrued but unpaid dividends, to the fullest extent the corporation has funds legally available therefor. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control (as defined in Section 13.a.) nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

     6.     Optional Redemption by the Corporation.  The corporation may, at its
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option  and  subject  to prior approval of the Board of Governors of the Federal
Reserve System or its delegate (the "Federal Reserve"), but shall have no obligations to except as set forth in Section 7 hereafter, redeem the shares of Series A Preferred Stock at any time and from time to time, in whole or in part, at a cash redemption price equal to $10.00 per share plus all accrued but unpaid dividends, to the fullest extent the corporation has funds legally available therefor. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. The corporation shall not purchase, either at a public or private sale or by tender offer, all or part of such Series A Preferred Stock, except pursuant to an offer made on the same terms and conditions to all holders of such shares, subject to the provisions of applicable law. At the time of redemption, the corporation shall provide to the holders of Series A Preferred Stock notice of the mechanisms of redemption.

     7.     Redemption  Upon  a  Change  of  Control.  Shares  of  the  Series A
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Preferred  Stock  shall  be deemed to be redeemed by the corporation, subject to prior Federal Reserve approval, upon the occurrence of a "Change of Control" of the corporation, at a cash redemption price equal to $10.00 per share plus all accrued but unpaid dividends, to the fullest extent the corporation has funds legally available therefor. If a Change of Control is contemplated to occur, the corporation shall apply to the Federal Reserve for approval to redeem the Series A Preferred Stock concurrent with the closing of the transaction causing the Change of Control.

     8.     Antidilution Adjustments.  If the outstanding shares of Common Stock
            ------------------------
are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

     9.     Registration  Rights.  None.
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     10.     Conversion or Exchange.  The shares of Series A Preferred Stock are
             ----------------------
not convertible into or exchangeable for any other property or securities of the corporation.

     11.     No  Implied  Limitations.  Nothing herein shall limit, by inference
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or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Georgia
Business Corporation Act, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

     12.     Subject  to  Articles  of  Incorporation.  In addition to the above
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provisions with respect to the Series A Preferred Stock, such Series A Preferred
Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation's Articles of Incorporation with respect to preferred stock generally.

     13.     Definitions.  As used herein the following terms have the following
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meanings:

          a. The term "Change of Control" shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or
     (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation's assets.

          b. The term "parity stock" means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

          c. The term "junior stock" shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

     14.     Notices.  All  notices  required  or  permitted  to be given by the
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corporation  with  respect  to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.